VALHI REPORTS THIRD QUARTER 2017 RESULTS

DALLAS, TEXAS . . November 9, 2017.  Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $45.9 million, or $.13 per diluted share, in the third quarter of 2017 compared to $3.0 million, or $.01 per diluted share, in the third quarter of 2016.   Valhi reported net income attributable to Valhi stockholders of $67.4 million, or $.20 per diluted share, in the first nine months of 2017 compared to a net loss attributable to Valhi stockholders of $25.0 million, or $.07 per diluted share in the first nine months of 2016.  We reported net income attributable to Valhi stockholders in the 2017 periods primarily due to the improved operating results of our Chemicals Segment and the second quarter recognition of a non-cash deferred income tax benefit related to the Chemicals Segment's German and Belgian operations partially offset by a long-lived asset impairment charge related to our Waste Management Segment.

The Chemicals Segment's net sales of $464.5 million in the third quarter of 2017 were $108.4 million, or 30%, higher than in the third quarter of 2016.  The Chemicals Segment's net sales of $1.276 billion in the first nine months of 2017 were $245.1 million, or 24%, higher than in the first nine months of 2016.  The Chemicals Segment's net sales increased in 2017 due to higher average TiO2 selling prices and higher sales volumes.  The Chemicals Segment's average TiO2 selling prices were 23% higher in the third quarter of 2017 as compared to the third quarter of 2016 and were 20% higher in the first nine months of the year as compared to the same prior year period.  The Chemicals Segment's average selling prices at the end of the third quarter of 2017 were 8% higher than at the end of the second quarter of 2017 and were 21% higher than at the end of 2016, with higher prices in all major markets.  TiO2 sales volumes in each of the third quarter and year-to-date period of 2017 were 5% higher as compared to the same periods in 2016 due to higher sales in the European, North American and export markets. The Chemicals Segment's sales volumes in the third quarter and first nine months of 2017 set a new overall record for a third quarter and first-nine-month period.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, increasing net sales by approximately $13 million in the third quarter of 2017 and decreasing net sales by approximately $2 million in the first nine months of 2017 as compared to the same periods in 2016.  The table at the end of this press release shows how each of these items impacted the overall increase in sales.

The Chemicals Segment's operating income in the third quarter of 2017 was $93.9 million as compared to $30.1 million in the third quarter of 2016.  For the year-to-date period, the Chemicals Segment's operating income was $221.9 million as compared to $45.8 million in the first nine months of 2016.  The Chemicals Segment's operating income increased in the third quarter of 2017 primarily due to higher average TiO2 selling prices and higher sales and production volumes partially offset by higher costs for certain raw materials and other production costs.  The Chemicals Segment's operating income increased in the first nine months of 2017 primarily due to higher average TiO2 selling prices, higher sales and production volumes and lower raw materials and other production costs.  The Chemicals Segment's TiO2 production volumes were 2% higher in the third quarter and 7% higher in the first nine months of 2017 as compared to the same periods in 2016.  The Chemicals Segment operated its production facilities at full practical capacity utilization rates in the first nine months of 2017 compared to approximately 97% in the first nine months of 2016.  The Chemicals Segment's production volumes in the third quarter and first nine months of 2017 set a new overall record for a third quarter and first-nine-month period.  Fluctuations in currency exchange rates also affected operating income comparisons, which decreased operating income by approximately $6 million in the third quarter and by approximately $19 million in the year-to-date period.

The Component Products Segment's net sales decreased 5% in the third quarter of 2017 compared to the same period of 2016 but increased 5% in the first nine months of 2017 compared to same period of 2016.   The Component Products Segment's net sales decreased in the third quarter of 2017 relative to the same period in 2016 primarily as a result of security products sales in the third quarter of 2016 to a single government customer that, as expected, did not recur in the third quarter of 2017. The Component Products Segment's net sales increased in the first nine months of 2017 compared to the respective period of 2016 primarily due to higher security products sales volumes to existing government customers predominately during the first half of 2017, partially offset by a decrease in sales of security products to an original equipment manufacturer of recreational transportation products.  The Component Products Segment's operating income decreased from $4.4 million in the third quarter of 2016 to $3.4 million in the third quarter of 2017, primarily due to the lower security products net sales as well as unfavorable relative changes in customer and product mix in the security products reporting unit and higher manufacturing costs at the marine components reporting unit.  The Component Products Segment's operating income increased from $11.5 million in the first nine months of 2016 to $12.5 million in the first nine months of 2017 principally due to higher security products net sales.

The Waste Management Segment's net sales increased $4.8 million and $30.5 million in the third quarter and first nine months of 2017, respectively, compared to the same periods of 2016.  The increase in net sales was led by an increase in disposal volumes. In both the third quarter and first nine months of 2017 there was an increase in the lower margin low activity waste disposal related to two projects (which are expected to continue for another three to six months).  In the first quarter of 2017 we completed a back-log disposal campaign for a waste consolidator that contributed $4.0 million to revenue for the first nine months of 2017 (which is not expected to recur).  Also contributing to the increase in sales in 2017 was an increase in transportation related revenue as we seek to increase our logistical capabilities to better manage customer disposal shipments; however, increases in transportation revenue also add to our cost of sales as we generally pass through actual logistics costs plus a service fee to our customers.   As a result, increases in transportation revenue of $4.9 million and $14.8 million in the third quarter and first nine months of 2017, respectively, compared to the same periods in 2016 are offset by increases in cost of sales over the same periods.  Higher disposal volumes in the third quarter and first nine months of 2017 resulted in higher coverage of fixed costs as compared to the same periods of 2016.  As a result, our Waste Management Segment's operating income before the long-lived asset impairment improved in both periods to $4.0 million in the third quarter of 2017 compared to an operating loss of $5.1 million in the same period of 2016 and operating income of $3.6 million in the first nine months of 2017 compared to a loss of $23.0 million in the same period of 2016.  Following the previously-reported June 2017 termination of the agreement to sell our Waste Management Segment, the Company concluded the long-lived assets associated with the Waste Management Segment were impaired.  Accordingly, the Company recognized an aggregate $170.6 million pre-tax impairment charge as of June 30, 2017 ($105.5 million, or $.31 per diluted share, net of income tax benefit), to reduce the carrying value of the Waste Management Segment's long-lived assets recognized for financial reporting purposes to their estimated fair value.

The Real Estate Management and Development Segment had third quarter 2017 sales of $5.1 million, including $2.6 million in revenue on sales of land held for development, compared to sales of $8.7 million in the third quarter of 2016, including $6.6 million in sales of land held for development.   For the first nine months of 2017 the Real Estate Management and Development Segment had sales of $21.0 million, including $14.5 million in revenue on sales of land held for development, compared to sales of $15.8 million in the first nine months of 2016, including $9.8 million in sales of land held for development.  The Real Estate Management and Development Segment had operating income in the third quarter of 2017 of $1.3 million, an increase of $1.0 million compared to operating income of $.3 million in the 2016 period, as the lower level of sales in the third quarter of 2017 was more than offset by a more favorable mix of relatively higher margin land sales in 2017.  The Real Estate Management and Development Segment had operating income of $3.1 million in the first nine months of 2017 compared to an operating loss of $5.1 million in the same period of 2016.  Included in the year-to-date 2016 operating loss is a contract related intangible asset impairment charge of $5.1 million ($.01 per diluted share) resulting from an amendment to a water delivery contract entered into in January 2016.  Because the land held for development acquired was initially recognized at the estimated fair value at December 31, 2013 in connection with the previously-reported acquisition of a controlling interest in this segment, the Company does not expect to recognize significant operating income on land sales during 2017.

Corporate expenses were 17% lower in the third quarter of 2017 compared to the third quarter of 2016, primarily due to lower environmental remediation and related expenses in 2017.  Corporate expenses were 19% higher in the first nine months of 2017 compared to the same period of 2016, primarily due to transaction costs related to the now terminated agreement to sell our Waste Management Segment which were primarily incurred during the first half of 2017, partially offset by lower environmental remediation and related expenses in 2017. The Company received a $4.0 million fee in the second quarter of 2017 related to the termination of the agreement to sell our Waste Management Segment, which is recognized as part of other non-operating income in the year-to-date period.

In September 2017, the Chemicals Segment voluntarily prepaid and terminated its term loan indebtedness using a portion of the proceeds from the September 2017 issuance by Kronos International, Inc., its wholly-owned subsidiary, of €400 million principal amount of 3.75% Senior Secured Notes due September 2025.  The Company's results in the third quarter of 2017 include a pre-tax charge of $7.1 million ($.01 per diluted share) related to such prepayment.

The Company's income tax benefit in the first nine months of 2017 includes a non-cash deferred income tax benefit of $170.4 million ($.29 per diluted share) as a result of a net decrease in our deferred income tax asset valuation allowance related to our Chemicals Segment's German and Belgian operations ($7.8 million, or $.01 per diluted share, recognized in the third quarter).  The Company's income tax expense in the third quarter of 2017 includes an $11.3 million ($.02 per diluted share) aggregate income tax benefit related to the execution and finalization of an Advance Pricing Agreement between the Canada and Germany associated with our Chemicals Segment.

The Company's income tax expense in the first nine months of 2016 includes a non-cash deferred income tax expense of $2.1 million ($.01 per share) as a result of a net increase in our deferred income tax asset valuation allowance related to our German and Belgian operations. The Company's income tax expense in the third quarter of 2016 includes a $5.6 million ($.01 per diluted share) current income tax benefit related to the execution and finalization of an Advance Pricing Agreement between the U.S. and Canada associated with our Chemicals Segment.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos' TiO2 operations);
•	Customer and producer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
•
Changes in raw material and other operating costs (such as energy, ore, zinc and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;

•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);

•	Competitive products and prices and substitute products, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	Potential difficulties in integrating future acquisitions;

•	Potential difficulties in upgrading or implementing new accounting and manufacturing software systems;
•	Potential consolidation of our competitors;
•	Potential consolidation of our customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar) or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks);
•	Decisions to sell operating assets other than in the ordinary course of business;
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Our ultimate ability to utilize income tax attributes, the benefits of which may or may not presently have been recognized under the more-likely-than-not recognition criteria;
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation and Kronos' class action litigation);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Our ability to successfully defend against any possible future challenge to WCS' operating licenses and permits;
•	Unexpected delays in the operational start-up of shipping containers procured by WCS;
•	Our ability to increase disposal volumes and obtain new business at WCS;
•	Our ability to generate positive operating results or cash flows at WCS;
•	The impact of our inability to complete the previously-reported sale of WCS;
•	Changes in real estate values and construction costs in Henderson, Nevada;

•	Water levels in Lake Mead; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America ("GAAP"), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses operating income (loss) before the long-lived asset impairment charge related to our Waste Management Segment, which is used by the Company's management to assess the performance of the Company's Waste Management Segment's operations.  The Company believes disclosure of operating income (loss) before the impact of the long-lived asset impairment charge provides useful information to investors because it allows investors to analyze the performance of the Company's Waste Management Segment's operations in the same way that the Company's management assesses performance.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products and high performance marine components), waste management, and real estate management and development industries.

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VALHI, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings per share)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2017	2016	2017
	(unaudited)		(unaudited)
Net sales
Chemicals	$356.1	$464.5	$1,030.6	$1,275.7
Component products	28.4	26.9	82.6	86.9
Waste management	13.6	18.4	29.9	60.4
Real estate management and development	8.7	5.1	15.8	21.0

Total net sales	$406.8	$514.9	$1,158.9	$1,444.0

Operating income (loss)
Waste management:
Before long-lived asset impairment charge	$(5.1)	$4.0	$(23.0)	$3.6
Long-lived asset impairment charge	-	-	-	(170.6)
Total Waste Management	(5.1)	4.0	(23.0)	(167.0)
Chemicals	30.1	93.9	45.8	221.9
Component products	4.4	3.4	11.5	12.5
Real estate management and development	0.3	1.3	(5.1)	3.1

Total operating income	29.7	102.6	29.2	70.5

General corporate items:
Securities earnings	6.8	7.5	20.5	21.7
Insurance recoveries	0.1	0.1	.4	.2
Termination fee	-	-	-	4.0
General expenses, net	(9.1)	(7.7)	(29.2)	(34.8)
Loss on prepayment of debt	-	(7.1)	-	(7.1)
Interest expense	(15.9)	(16.3)	(47.4)	(47.9)

Income (loss) before income taxes	11.6	79.1	(26.5)	6.6

Income tax expense (benefit)	2.6	15.2	(5.8)	(134.2)

Net income (loss)	9.0	63.9	(20.7)	140.8

Noncontrolling interest in net income of subsidiaries	6.0	18.0	4.3	73.4

Net income (loss) attributable to Valhi stockholders	$3.0	$45.9	$(25.0)	$67.4

Basic and diluted net income (loss) per share:
Net income (loss) per share attributable to Valhi
stockholders	$.01	$.13	$(.07)	$.20

Basic and diluted weighted average shares
outstanding	342.0	342.0	342.0	342.0

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

	Three months ended	Nine months ended
	September 30,	September 30,
	2017 vs. 2016	2017 vs. 2016
	(unaudited)	(unaudited)

Percentage change in TiO2 sales :
TiO2 product pricing	23%	20%
TiO2 sales volumes	5	5
TiO2 product mix	(2)	(1)
Changes in currency exchange rates	4	-

Total	30%	24%